UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):     December 7, 2005

DSL.net, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-32264	06-1510312
(Commission File Number)	(IRS Employer Identification No.)

545 Long Wharf Drive, 5th Floor
New Haven, CT	06511
(Address of Principal Executive Offices)	(Zip Code)

(203) 772-1000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01.	Entry into a Material Definitive Agreement.

On December 7, 2005, DSL.net, Inc. (the “Company”) consummated the sale of all of its equity interest in Vector Internet Services, Inc., a Minnesota corporation and a wholly-owned subsidiary of the Company (“VISI”), to Digital North, Inc., a Minnesota corporation (“Digital North”), pursuant to the terms of a Stock Purchase Agreement of even date therewith between the Company and Digital North (the “Agreement”). Under the terms of the Agreement, at closing, the Company received a cash purchase price of $3,300,000 in exchange for all of the outstanding shares of capital stock of VISI. Such purchase price is subject to certain minor post-closing adjustments upward or downward, based on the reconciliation of certain VISI balance sheet and related items as of the closing date. As a condition precedent to the consummation of the Company’s sale of VISI to Digital North, DunKnight Telecom Partners LLC, the Company’s senior secured lender (“DunKnight”), released its lien on the assets and capital stock of VISI and released VISI of its guarantor obligations of the Company’s indebtedness to DunKnight, which liens and guarantor obligations were previously provided by VISI under and pursuant to that certain Agency, Guaranty and Security Agreement, dated as of November 2, 2005,by and among the Company, DunKnight and the other parties thereto. In connection with its sale of VISI, the Company terminated the employment of all employees employed by the Company for the benefit of VISI and Digital North offered new employment to substantially all such terminated employees.

A copy of the press release announcing the Company’s sale of VISI is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits

Exhibit Number	Exhibit
99.1	Press Release

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DSL.NET, INC.

Date: December 9, 2005
By: /s/ Marc R. Esterman
Name: Marc R. Esterman
Title: V.P. - Corporate Affairs, General Counsel & Secretary

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EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release, dated December 7, 2005.

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